Exhibit 10.1

March 10, 2010

James Ousley

Dear Jim:

This letter confirms the appointment by our Board of Directors and provides detail on the specific components of our employment offer.

1. Your title will be Chairman and Chief Executive Officer.

2. You will receive a base salary of $550,000 per annum commencing March 8, 2010, paid in accordance with the Company’s standard payroll practices.

3. You will be eligible for an annual incentive bonus pursuant to the terms of the Company’s Annual Incentive Plan (“AIP”), to the extent the plan is offered, with a target bonus opportunity of 110% of Base Salary for 2010, your eligibility for this 2010 AIP bonus will not be pro rated for 2010. A copy of the plan is attached for your reference.

4. We confirm that 25,000 stock units granted on January 11, 2010 vested March 7, 2010 with your appointment as CEO. The Compensation Committee of the Board of Directors also awarded you 500,000 stock options with a strike price equal to the fair market value on March 9, 2010 as well as an additional 225,000 restricted stock units with both the stock options and restricted stock units having a 4 year, 25% annual vesting schedule commencing one year from the date of the grant, and subject to the terms of the applicable plan and standard equity agreements that the Company currently uses for its executive officers; provided however, the restricted stock unit and stock option awards are not subject to Section 18.3 of the 2003 Incentive Compensation Plan and instead shall be subject to acceleration upon a Corporate Transaction or other change in control only as authorized by the Board or the Compensation Committee in connection with a particular transaction.

5. You will be provided the same health and welfare and other benefits and prerequisites as other executive officers of the Company (but not including severance except as the Board may determine in its discretion). Additionally, you will be entitled to reimbursement for reasonable and necessary expenses for a furnished apartment in the St. Louis area, travel expenses to and from Arizona and St. Louis, and local transportation in St. Louis. If you elect to relocate to St. Louis, reasonable and necessary moving expenses relating to the shipment of personal and household expenses, and if you elect not to relocate to St. Louis, reimbursement for the reasonable and necessary expenses relating to the move of any of your personal effects to St. Louis. To the extent any of these additional benefits are taxable to you, you will be provided a tax gross up in a manner reasonably determined by the Company.

6. You will not be eligible for any annual retainer or stock grants as Board Chairman or any retainer for service on any Board committees.

7. You will remain an employee at-will and would be required to sign the company’s standard employee non-disclosure agreement. This document is attached or your review; please complete along with other “new hire” paperwork and return to me at your convenience.

8. This offer is contingent upon completion and passing a drug/controlled substance screening test.

To confirm your acceptance, please sign and return this offer confirmation letter and along with the completed “Drug and Alcohol Testing Consent” form.

If you have any questions, please do not hesitate to call me.

Sincerely,	Accepted

/s/ Mary Ann Altergott	/s/ James E. Ousley
Mary Ann Altergott	Name
SVP, Corporate Services
314-628-7830	3/18/2010
Date